Exhibit 99.6

7 August, 2025

ECST HOLDINGS LIMITED

Flat B5, 25/F, TML Tower,

No. 3 Hoi Shing Road, Tsuen Wan,

New Territories, Hong Kong

Dear Sirs or Madams:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form F-1 (the “Registration Statement”) of ECST HOLDINGS LIMITED (the “Company”) and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately upon the United States Securities and Exchange Commission’s declaration of effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ Yuk Ming Christopher Chung
Name: Yuk Ming Christopher Chung